STOCK PURCHASE AND SALE AGREEMENT

                                      among

                     Iron Mountain Records Management, Inc.
                                   (Purchaser)

                                       and
                               the Shareholders of
                      Data Archive Services of Miami, Inc.
                                   (DAS-Miami)

                                       and

                           Data Archive Services, Inc.
                              (DAS-Ft. Lauderdale)


                              As of August 9, 1996

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                                TABLE OF CONTENTS

1. DEFINITIONS..............................................................1


2. PURCHASE AND SALE OF THE COMPANIES SHARES................................2


3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES..................4


4. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION...............16


5. REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................17


6. OTHER COVENANTS AND AGREEMENTS..........................................18


7. CONDITIONS TO CLOSING...................................................26


8. TERMINATION AND ABANDONMENT.............................................29


9. INDEMNIFICATION.........................................................29


10. MISCELLANEOUS..........................................................36


11. PRINCIPAL SHAREHOLDER..................................................40



Disclosure Schedule
Exhibit 6.3                  Auditing Agreements
Exhibit 7.1(f)               Seller's Opinion - Hodges & Carry
Exhibit 7.1(j)               Noncompetition and Confidentiality Agreement
Exhibit 7.2(f)               Purchaser's Opinion - Garry B. Watzke, Esq.

                        STOCK PURCHASE AND SALE AGREEMENT
                        ---------------------------------

        This Agreement entered into as of August ____, 1996 by and among Iron Mountain Records Management, Inc., a Delaware corporation ("Purchaser"), and the individuals whose signatures appear on the signature page hereof (the "Shareholders") as stockholders of Data Archive Services of Miami, Inc., a Florida corporation ("DAS-Miami"), and Data Archive Services, Inc., a Florida corporation ("DAS-Ft. Lauderdale" and together with DAS-Miami, the "Companies").

                                R E C I T A L S

        The Shareholders in the aggregate constitute the owners of all the issued and outstanding capital stock of DAS-Miami and DAS-Ft. Lauderdale. Each Shareholder owns that number of shares of the capital stock of the Companies as set forth in Section 1 of the Disclosure Schedule (as hereinafter defined).

        This Agreement contemplates a transaction in which Purchaser will purchase from the Shareholders, and the Shareholders will sell to Purchaser, all of the issued and outstanding capital stock of DAS-Miami and DAS-Ft. Lauderdale for a price, a portion of which is contingent upon certain matters, as herein set forth.

        NOW, THEREFORE, in consideration of the premises and the mutual provisions herein made, the parties agree as follows:

     1.    DEFINITIONS.

              1.1 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

              1.2 "Closing Date" shall mean August 9, 1996 or such other date as the parties may agree.

              1.3 "Companies Shares" shall mean the capital stock of DAS-Miami and DAS-Ft. Lauderdale issued and outstanding on the Closing Date.

              1.4 "Disclosure Schedule" shall mean the Disclosure Schedule annexed hereto and made a part hereof.

              1.5 "Eligible Revenues" shall mean all revenues recognized by the Companies in accordance with generally accepted accounting principles, including revenues from storage, service and sale of cartons and other materials, but excluding

                (a) permanent removal revenue related to termination of a customer's relationship with the Companies;

                (b) special projects revenue which exceeds the average percentage of special projects revenue recognized by the Companies on a combined basis in the months of January through July, 1996; and

                (c) product sales revenue which exceeds the average percentage of product sales revenue recognized by the Companies on a combined basis in the months of January through July, 1996; and

                (d) Storage and service revenues in the month of July in respect of a terminating customer.

        In addition, there shall be excluded from Eligible Revenues amounts recognized for provision of storage boxes and indexing services related to the FDMS account unless the pricing for such indexing services is increased to at least $0.10 per batch (as compared to present pricing of $0.50 per box).

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              1.6 "The Companies' or Shareholders' Knowledge" or "to the
knowledge of the Companies' or Shareholders'" or phrases of similar import means information of which either the Principal Shareholder or Christopher Howard is aware or should be aware after reasonable inquiry of the key personnel who regularly perform services for the Companies whose responsibilities would make the information in question within their purview.

              1.7 "Principal Shareholder" shall mean P. Douglas McCraw.

              1.8 "Purchase Price" shall mean the total sum to be paid for all the Companies Shares, as described in Section 2.2.

        2. PURCHASE AND SALE OF THE COMPANIES SHARES.

              2.1 Basic Transaction. On and subject to the terms and conditions of this Agreement, Purchaser agrees to purchase from each of the Shareholders, and each of the Shareholders agrees to sell to Purchaser, all of his or her shares of DAS-Miami and DAS-Ft. Lauderdale for the consideration specified in
Section 2.2.

             2.2 Purchase Price. The Purchase Price for all of the issued and outstanding shares of capital stock of DAS-Miami and DAS-Ft. Lauderdale shall consist of an initial payment (the "Initial Payment") and, if earned, one or two contingent payments (each a "Contingent Payment"), as follows:

                (a) Initial Payment. Subject to adjustments to the Purchase Price as provided herein, the Initial Payment shall be equal to (i)

                (b) Purchase Price Adjustments. Notwithstanding any provision herein to the contrary, the Purchase Price shall be subject to adjustment for the matters described in Sections 2.2(e), 6.3(f) and 6.3(g).

                (c) Contingent Payments.

                    (i) The maximum aggregate amount of the Contingent Payments
(the "Maximum Contingent Payment") shall be         .

                    (ii) A Contingent Payment shall be payable, if at all, only if aggregate Eligible Revenues received from the existing customer and prospective customers of the Companies referenced in Section 2.2 of the Disclosure Schedule (the "Listed Customers") with respect to the months of October, 1996 and/or January, 1997 exceed the aggregate of Eligible Revenues received from Listed Customers for the month of July, 1996, and the amount of each Contingent Payment shall be determined as follows.

                    (iii) If such aggregate Eligible Revenues in respect of the Listed Customers in the month of October, 1996 exceed the aggregate Eligible Revenues from the Listed Customers for July, 1996 as set forth in Section 2.2 of the Disclosure Schedule, a first Contingent Payment shall be paid not later than November 29, 1996 equal to (a) the excess of such aggregate Eligible Revenues from Listed Customers for October, 1996 over the aggregate Eligible Revenues from Listed Customers for July, 1996 (b) adjusted either to (y), if it is determined that Eligible Revenues from all customers for July, 1996 (the "July Eligible Revenues") were more than $148,550, add to Eligible Revenues from the Listed Customers such excess of July Eligible Revenues over $148,550, or (z), if it is determined that July Eligible Revenues were less than $148,550, subtract from Eligible Revenues from the Listed Customers the difference between $148,550 and the July Eligible Revenues, which result shall be multiplied by 34.50. If aggregate Eligible Revenues from Listed Customers in the month of January, 1997 exceed the aggregate Eligible Revenues from Listed Customers for the month of October, 1996, a second Contingent Payment shall be paid not later than February 28, 1997 equal to such excess of such aggregate Eligible Revenues for January, 1997 over such aggregate Eligible Revenues for the month of October, 1996 multiplied by 34.50. In no event, however, shall the sum of the first and second Contingent Payments exceed the Maximum Contingent Payment.

                    (iv) With each Contingent Payment Purchaser shall deliver to Principal Shareholder a statement showing the Eligible Revenues received from the Listed Customers, or from all the customers, as applicable in respect of July Eligible Revenues, for the relevant month and other details showing how the amount of the Contingent Payment was calculated. Principal Shareholder shall have the right during business hours and upon reasonable notice to review and audit Purchaser's books and records to verify that the calculation of the Contingent Payment was performed properly; provided that Principal Shareholder shall have no right of audit if the Maximum Contingent Payment shall have been paid, and Principal Shareholder's right of audit shall terminate on March 31, 1997 unless the audit was commenced prior to March 31, 1997 and in good faith extends beyond such date, but not beyond April 30, 1997. Fees and expenses of the audit shall be borne by the party whose position is not upheld in the audit.

                (d) Miami/Ft. Lauderdale. The Purchase Price shall be allocated between the Shareholders of DAS-Miami and DAS-Ft. Lauderdale as follows. The sum
of $        shall be allocated to each of DAS-Miami and DAS-Ft. Lauderdale.
There shall be subtracted from the amount so allocated to each Company an amount equal to the reduction in Purchase Price, if any, to be made in respect of each Company because of balance sheet adjustments to be made pursuant to Section 2.2
(e). The result of such calculation in respect of DAS-Miami shall be the "DAS-Miami Purchase Price", and the result of such calculation in respect of DAS-Ft. Lauderdale shall be the "DAS-Ft. Lauderdale Purchase Price". The Shareholders of each Company shall share in the Purchase Price of each Company pro rata in accordance with the number of shares of such Company held of record on the Closing Date by such Shareholders as set forth in the Disclosure Schedule. The Initial Payment and each Contingent Payment shall be allocated pro rata between the Shareholders of DAS-Miami and DAS-Ft. Lauderdale in the same ratio that the DAS-Miami Purchase Price bears to the DAS-Ft. Lauderdale Purchase Price.

                (e) The Companies' Closing Balance Sheet. As of July 31, 1996, each of the Companies shall have (i) at least $1.00 of cash and (ii) current assets (net of doubtful accounts receivable) equal to or greater than total liabilities of such Company. If total liabilities of either Company exceed its current assets, the Purchase Price with respect to such Company shall be reduced dollar-for-dollar by such excess of total liabilities over current assets; and if current assets of either Company exceed its total liabilities, the Purchase Price with respect to such Company will be increased dollar-for-dollar. Any such adjustment is hereinafter referred to as an "Adjustment".

                (f) Escrow. An amount equal to the Maximum Contingent Payment (the "Contingent Payment Escrow") shall be paid on the Closing Date to the law firm of Alston & Bird (the "Escrow Agent") as escrow agent under an escrow agreement among Purchaser, Principal Shareholder and Escrow Agent (the "Escrow Agreement"). The first and second installments of the Contingent Payment shall be disbursed to the Shareholders in accordance with the terms hereof, or disbursed to Purchaser on March 31, 1997 (or later in the event of an audit which extends beyond March 31, 1997 as provided in Section 2.2(c)(iv)) if and to the extent that the amount of Contingent Payments earned is less than the Maximum Contingent Payment, all as more fully described in the Escrow Agreement. Interest accrued on the funds in escrow shall accrue and be paid pro rata to the parties to whom funds are disbursed as if such funds were the property of the payees from the date of deposit.

            2.3 Procedure for Payment. The Initial Payment shall be paid by wire transfer of immediately available funds to such account as each Shareholder may designate in writing not less than two business days prior to the Closing Date; or, if no such designation is made, by check to such Shareholder at his or her address as set forth in Section 1 of the Disclosure Schedule. Payment of the installments of the Contingent Payment, if any, shall be made by regular check mailed by the Escrow Agent to each Shareholder at such Shareholder's address as set forth in Section 1 of the Disclosure Schedule.

        3. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES. The Shareholders represent and warrant to Purchaser that the statements contained in this Section 3 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule, where relevant, is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3. Disclosure of a matter in any section or paragraph of the Disclosure Schedule shall constitute disclosure of such matter in each other paragraph or section of the Disclosure Schedule.

            3.1 Existence; Good Standing; Corporate Authority. Each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida. Neither of the Companies is required to be licensed or qualified to do business as a foreign corporation in any jurisdiction. Each of the Companies has all requisite corporate power and authority to own its properties and carry on its business as now conducted. Neither of the Companies is in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

            3.2 Governmental Consents. Other than as set forth in the Disclosure Schedule, neither of the Companies needs to give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

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            3.3 Noncontravention. Except as set forth in the Disclosure
Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) require the consent of any party to any material contract (which term when used in this Agreement shall mean any contract or agreement described in Section 3.15) with the Companies, or (ii) result in the breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any part of the property of either of the Companies pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien, or other agreement or instrument to which either Company is a party or by which it is bound and which would have a material adverse effect on the Companies taken as a whole, or violate or conflict with any provision of any statute, law, regulation, rule or injunction to which either Company is subject and which (as to any such violation of or conflict with any statute, law, registration, rule or injunction) would have a material adverse effect on the Companies taken as a whole, or the Bylaws or Articles of Incorporation of either Company as amended to the date of this Agreement.

               3.4 Affiliated Entities. Neither Company owns any equity securities, or rights to acquire the equity securities, of any corporation, business trust, joint stock company, partnership or other business organization or association; and neither Company controls, through voting stock, board of director seats or any other means, any other corporation, partnership or other entity.

               3.5 Capitalization. The capitalization of each of the Companies is as set forth in the Disclosure Schedule. No shares of capital stock are held in treasury by either Company. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized rights, warrants, options, subscriptions, agreements or binding commitments giving anyone any right to require the Companies to sell or issue, or any person the right to buy or acquire, from the Companies any capital stock of either Company. To the extent any such rights are outstanding they will be terminated prior to the Closing. All of the issued and outstanding Companies Shares of each Company are duly authorized, validly issued, fully paid, nonassessable, and are held of record by the respective Shareholders as set forth in Section 1 of the Disclosure Schedule. The shares of capital stock of DAS-Ft. Lauderdale are free of all pre-emptive rights, and the pre-emptive rights accorded to the shares of capital stock of DAS-Miami have been fully satisfied and complied with in every respect or waived in writing, and no person has any claim under such pre-emptive rights. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to either Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any Companies Shares. All of the issued and outstanding Companies Shares were issued in compliance with applicable federal and state securities laws.

               3.6 Records. The corporate minute books of each of the Companies to be delivered to Purchaser at the Closing shall contain true and complete copies of the Articles of Incorporation, as amended to the Closing Date, Bylaws, as amended to the Closing Date, and, to the extent records exist, the minutes of all meetings of directors and shareholders and instruments reflecting all actions taken by the directors or shareholders without a meeting, from the date of incorporation of each Company to the Closing Date.

               3.7 Officers and Directors; Bank Accounts; Powers of Attorney. The officers and directors of each Company are as set forth in the Disclosure Schedule. The Disclosure Schedule also sets forth (i) the name of each bank, savings institution or other person with which each Company has an account or safe deposit box and the names and identification of all persons authorized to draw thereon or to have access thereto and (ii) the names of all persons, if any, holding powers of attorney from either Company.

               3.8 Financial Statements. Each Company has furnished to Purchaser unaudited financial statements of each Company, including balance sheets and statements of operations, changes in shareholders' deficit and cash flow as of and for the years ended May 31, 1996 and 1995 and unaudited financial statements of each Company as of and for the one-month period ended June 30, 1996, including a balance sheet and statement of operations as of and for the period then ended.

               The financial statements described in the preceding paragraph of this Section 3.8 are hereinafter referred to as the "Pre-Signing Financial Statements". The Pre-Signing Financial Statements fairly set forth in all material respects the financial condition of the Companies as of the dates indicated, and the results of their operations for the periods indicated on a tax basis, consistently applied. The Pre-Signing Financial Statements are included in the Disclosure Schedule.

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               3.9 Undisclosed Liabilities. To the best of the Shareholders'
knowledge, neither of the Companies has any material liabilities or material obligations whatsoever, either accrued, absolute, contingent or otherwise, which are not reflected or provided for in the Pre-Signing Financial Statements as of June 30, 1996 except (i) those arising after June 30, 1996 which were incurred in the ordinary course of business and none of which, individually or in the aggregate, is materially adverse, and (ii) as and to the extent specifically described in the Disclosure Schedule.

               3.10 Absence of Certain Changes or Events. To the best of the Shareholders' knowledge, since June 30, 1996, except as set forth in the Disclosure Schedule, neither of the Companies has:

                  (a) incurred any material obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business, none of which is materially adverse, and except in connection with this Agreement and the transactions contemplated hereby;

                  (b) discharged or satisfied any material lien, security interest or encumbrance or paid any material obligation or liability (fixed or contingent), other than in the ordinary course of business, except for possible accelerated payments of debt;

                  (c) mortgaged, pledged or subjected to any lien, security interest or other encumbrance any of its material assets or properties
(other than purchase money security interests arising as a matter of law between the date of delivery and payment);

                  (d) transferred, leased or otherwise disposed of any material part of its assets or properties except for fair consideration in the ordinary course of business or, except in the ordinary course of business, acquired any material assets or properties;

                  (e) cancelled or compromised any material debt or claim owed to it, except in the ordinary course of business;

                  (f) waived or released any rights of material value;

                  (g) transferred or granted any rights under any material leases, licenses, agreements, patents, inventions, trademarks, trade names, service marks or copyrights or with respect to any know-how;

                  (h) made or granted any wage or salary increase applicable to any group or classification of employees generally or to any officer of either Company, entered into any employment contract with, or made any material loan to, or entered into any material transaction of any other nature with, any officer or employee of either Company;

                  (i) entered into any material transaction, contract or commitment, except (i) transactions in the ordinary course of business and
(ii) this Agreement and the transactions contemplated hereby;

                  (j) suffered any casualty, loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect such Company's ability to conduct business; or

                  (k) declared any dividends or bonuses, or authorized or effected any amendment or restatement of the articles of incorporation or by-laws of such Company or taken any steps looking toward the dissolution or liquidation of such Company other than as permitted or contemplated by this Agreement.

               3.11 Taxes. With respect to Taxes (as defined below), except as set forth in the Disclosure Schedule:

                  (a) each of the Companies has filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under federal, state or local Tax laws by such Companies, and all such Returns are true, correct and complete in all material respects;

                  (b) each of the Companies has within the time and in the manner prescribed by law, paid (and until the Effective Time will, within the time and in the manner prescribed by law, pay) all Taxes that are due

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and payable, except to the extent that the failure to so pay would not have a material adverse effect on the Companies, taken as a whole;

                  (c) each of the Companies has established (and until the Effective Time will maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable;

                  (d) there are no liens for Taxes upon the assets of either of the Companies except liens for Taxes not yet due;

                  (e) neither of the Companies has filed (and neither of the Companies will file prior to the Effective Time) any consent agreement under
Section 341(f) of the Internal Revenue Code of 1986, amended (the "Code") and none of the assets of either of the Companies are subject to an election under
Section 341(f) of the Code, nor has either of the Companies been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

                  (f) neither of the Companies has consented to any staying or tolling of the statute of limitations for the assessment of federal income taxes or the statute of limitations for the assessment of state and local income taxes, and no deficiency for any Taxes has been proposed, asserted or assessed against either of the Companies which has not been resolved and paid in full. No examination or audit of any Returns of either of the Companies by any governmental entity is currently in progress or, to the knowledge of the Companies or Shareholders, threatened or contemplated.

                  (g) there are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by either of the Companies;

                  (h) no federal, state or local audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns;

                  (i) neither of the Companies is a party to any tax-sharing or allocation agreement, nor do the Companies owe any amount under any tax-sharing or allocation agreement;

                  (j) neither of the Companies has any actual or potential liability for any tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Companies during a prior period) other than the Companies;

                  (k) no amounts payable under any employee benefit plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code; and

                  (l) each of the Companies has complied (and until the Effective Time will comply) in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code) and has, within the time and in the manner prescribed by law, withheld from employees' wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws except to the extent that the failure to so comply or pay over would not have a material adverse effect on the Companies, taken as a whole and would not subject the Companies to a fine or penalty in excess of $5,000 in the aggregate.

               For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, withholding, payroll, employment, excise, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by the Companies.

               Copies of all federal, state and local tax returns, examinations, reports and statements of deficiencies assessed against or agreed to by either or both of the Companies for any and all taxable periods with respect to which the statute of limitations for the collection of any Tax has not expired have been made available for inspection by Purchaser.

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               3.12 Title to Property and Assets. Each of the Companies has good and marketable title to all of the properties and assets purported to be owned by it and used by it in the conduct of its business (including, without limitation, the properties and assets reflected in the June 30, 1996 balance sheet included in the Pre-Signing Financial Statements) except any thereof since disposed of in the ordinary course of business and none of such properties or assets is, except as disclosed in the Pre-Signing Financial Statements or the Disclosure Schedule, subject to security interests, mortgages, encumbrances, liens or charges of any kind or character except for purchase money security interests which arise by law between the date of delivery of goods and the date of payment, liens for taxes not yet due and payable and inchoate mechanic's material man's and landlord liens.. The Disclosure Schedule identifies all leases under which the Companies lease equipment or vehicles used in their businesses.

               3.13 Condition of Personal Property. Except as set forth in the Disclosure Schedule, tangible personal property, equipment, fixtures and inventories included within the assets of the Companies or required to be used in the ordinary course of business, taken as a whole, are in good or reasonably repairable condition for their age, reasonable wear and tear excepted, and are suitable for the purposes for which they are currently used except for miscellaneous items not material to the operation of the Company's business.

               3.14   Real Estate.

                (a) Neither Company owns any real property. The Disclosure Schedule contains a list of all real property in which either Company has a leasehold or other interest and of any material lien, charge or encumbrance on such Company's interest therein except for purchase money security interests which arise by law between the date of delivery of goods and the date of payment, liens for taxes not yet due and payable and inchoate mechanic's, material man's and landlord liens. The Shareholders have provided Purchaser with true and correct copies of all such leases or other instruments listed on the Disclosure Schedule. Neither of the Companies has received written notice to the effect that the improvements on such properties do not, and to the best of the Shareholders' knowledge such improvements and use thereof by the Companies do, conform to all applicable lease restrictions and zoning and other local ordinances, except where failure to conform to such restrictions and ordinances does not have a material adverse effect on the Companies taken as a whole.

                (b) Subject to the receipt of any consents required thereunder as disclosed in the Disclosure Schedule, each such lease or sublease will continue to be legal, valid, binding and enforceable against the Companies following the Closing in accordance with the terms thereof as in effect prior to the Closing, subject to the effect of applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and similar laws of general application relating to the enforcement of creditors' rights generally and to the discretion of a court in granting equitable relief (the "Enforceability Exceptions"). Neither of the Companies nor, to the Shareholders' knowledge, any other party to any such lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the Companies or, to the Shareholders' knowledge, by the other parties thereto, or permit termination, modification, or acceleration thereunder by the other party or, to the Shareholders' knowledge, by the Company, other than possible defaults arising from prohibitions on the transfer of the Companies' capital stock contained in the provisions of leases. There are no disputes, written agreements or forbearance programs in effect as to any such lease or sublease. Except as disclosed in the Disclosure Schedule, no consent is required by the terms of any such lease or, to the Shareholders' knowledge, by any holder of a mortgage or deed of trust affecting the leased real property in connection with the transactions contemplated by this Agreement.

               3.15 List of Contracts and Other Data. The Disclosure Schedule sets forth the following:

                (a) all material computer software (except software readily available from retail vendors), material patents and registrations for material trademarks, trade names, service marks and copyrights which are used in connection with the operation of the Companies' business, as well as all applications pending for material patents or for material trademark, trade name, service mark or copyright registrations, and all similar intellectual property rights, owned or held by either Company and which are reasonably necessary to, or used in connection with, the business of the Companies, and (ii) all material licenses granted by or to the Companies and all other material agreements to which either of the Companies is a party and which relate, in whole or in part, to any items of the categories mentioned in (i) above or to other material intellectual property rights of either Company which are reasonably necessary to, or used in connection with, the business of such Company;

                (b) all written sales agent agreements and other marketing agreements to which either Company is a party;


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

                (c) all written employment and consulting agreements, executive compensation plans, bonus plans, profit-sharing plans, deferred compensation agreements, employee pension or retirement plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of either Company;

                (d) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments by either Company in excess of $5,000 per annum;

                (e) any written arrangement (or group of related written arrangements) for the purchase by either Company of materials, supplies, products or other personal property or for the receipt of services, excluding utility services, which involves more than $5,000, is not terminable on less than 90 days notice by the Companies or was not entered into in the ordinary course of business;

                (f) any written arrangement establishing a partnership or joint venture to which either Company is a party;

                (g) any written arrangement (or group of related written arrangements) under which either Company has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness for borrowed money in excess of $10,000 or leased property in excess of $10,000 (including capitalized lease obligations) or under which it has granted (or may grant) a security interest on any of its material assets, tangible or intangible;

                (h) any written arrangement concerning confidentiality or noncompetition which restricts or protects either Company;

                (i) any written arrangement involving Principal Shareholder or any affiliates of Principal Shareholder to which either Company is a party and any material written arrangements involving any other Shareholder to which either Company is a party;

                (j) any written arrangement under which the consequences of a default or termination could reasonably be expected to have a material adverse effect on the assets, business, financial condition, results of operations or future prospects of the Companies, taken as a whole;

                (k) any other written arrangement (or group of related written arrangements) to which either Company is a party either involving more than $10,000 or not entered into in the ordinary course of business; and

                (l) the names and current annual compensation rates of all employees of both Companies.

               True and complete copies of all documents and written descriptions of all understandings, if any, referred to in the Disclosure Schedule have been provided, or will be provided, to Purchaser upon request.

               With respect to each written arrangement so listed, except as otherwise described in this Agreement or the Disclosure Schedule,: (i) the written arrangement is legal, valid, binding and enforceable (subject to the Enforceability Exceptions) and in full force and effect with respect to the Company, and to the best of Shareholders' knowledge, with respect to the other party thereto; and (ii) the written arrangement will continue to be legal, valid, binding and enforceable (subject to the Enforceability Exceptions) and in full force and effect with respect to the Company, and to the best of Shareholders' knowledge, with respect to the other party thereto following the Closing in accordance with the terms thereof as in effect prior to the Closing.

               3.16 Business Property Rights. The property referred to in
Section 3.15(a), together with (i) all designs, methods, inventions and know-how related thereto and (ii) all trademarks, trade names, service marks, and copyrights claimed or used by either Company which have not been registered (collectively "Business Property Rights"), constitute all such intellectual property rights owned or held by such Company and which are reasonably necessary to, or used in, the conduct of the business of such Company, including all computer programs necessary to perform the billing, work-order and inventory operations of such Company.

               Each item of Business Property Rights owned by or used in the operation of the business of each Company during the six months ended June 30, 1996 will be owned or available for use by the Companies on identical terms and conditions immediately following the Closing. Computer software developed by either Company and all related designs, methods, inventions and know-how are regarded by such Company as trade secrets of the Company within the meaning of all applicable laws, and such Company has taken reasonable steps to protect these trade secrets as such. To the best of Shareholders' knowledge, such Company owns or has valid rights to use all such Business Property Rights without conflict with the rights of others. Neither Company has received written notice from any third party that its Business Property Rights conflict with the rights of others. To the best of Shareholders' knowledge, no person or corporation has made or, threatened to make any claims that the operation of the business of either Company is in violation of or infringes any Business Property Rights of any third party.

               3.17 Governmental Authorizations. Each of the Companies has obtained all licenses, permits and other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted except for such licenses, permits or authorizations, and such actions, the absence of which would not have a material adverse effect on the Companies, taken as a whole. The Disclosure Schedule sets forth a true and complete list of all material governmental licenses, permits and authorizations held by the Companies. The Companies are in full compliance with all such licenses, permits and authorizations, except for such noncompliance which would not have a material adverse effect on the Companies taken as a whole.

               3.18 No Breach or Default. Neither of the Companies is in default under any material contract (as defined in Section 3.3) to which it is a party or by which it is bound, nor to the best of Shareholders' knowledge, has any event occurred which, after the giving of notice or the passage of time or both, would constitute a default under any such contract, except for such defaults or events which, in the aggregate, would not have a material adverse effect on the business, prospects, financial condition properties, or cash flow of the Companies taken as a whole.

               3.19 Labor Controversies; Employee Benefit Plan Matters. Neither of the Companies is a party to any collective bargaining agreement. To the best of Shareholders' knowledge, there are no controversies between either of the Companies and any of its employees which might reasonably be expected to affect materially and adversely the conduct of their business taken as a whole, or any unfair labor practice proceedings pending or, threatened relating to their business, and, to the best of Shareholders' knowledge, there are no union organization efforts presently being made or threatened involving any of either Company's employees. Neither of the Companies has received written notice of any claim that such Company has not complied with any laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that such Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

               Neither of the Companies maintains or contributes to, and neither Company is required by agreement to maintain or contribute to, and has no liability with respect to, any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, as defined in the Employee Retirement Income Security Act of 1974 ("ERISA") ss.3(3), (ii) qualified deferred contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified deferred benefit retirement plan or arrangement which is an Employee Benefit Plan (including any Multiemployer Plan as defined in ERISA ss.3(37)), or (iv) Employee Welfare Benefit Plan, as defined in ERISA ss.3(1) (collectively "Employee Benefit Plans")

               3.20 Litigation. Except as set forth in the Disclosure Schedule, and except for the disputes described in Section 2.4 of this Agreement, there are no actions, suits or proceedings with respect to either Company involving claims by or against Principal Shareholder or either Company which are pending or, to the Shareholders' knowledge, threatened against Principal Shareholder or either Company, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality. To the Shareholders' knowledge, except as set forth in the Disclosure Schedule, no valid basis for any action, suit or proceeding exists, and there are no writs, judgments, injunctions or decrees of any court or governmental agency with respect to which Principal Shareholder or either Company is a party, which apply, in whole or in part, to the business of either Company or to any of the assets or properties of either Company or any of the Companies Shares or which would result in any material adverse change in the business, financial condition or prospects of the Companies taken as a whole.

               3.21 Environmental Matters. To the best of Shareholders' knowledge, except as to matters which would not have a material adverse effect on the Companies taken as a whole:

                (a) each of the Companies and their respective predecessors and affiliates has complied with all Environmental Laws (as hereinafter defined), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply except for minor failures to so comply which would not have a material adverse effect on the Companies taken as a whole. Without limiting the generality of the preceding sentence, each of the Companies and their respective predecessors and affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws;

                (b) neither of the Companies has any liability (and neither of the Companies and their respective predecessors and affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against either of the Companies giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any other reason under any Environmental Law; and

                (c) all properties and equipment used in the business of the Companies and their respective predecessors and affiliates are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as hereinafter defined).

               For purposes of this Section, "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Resource Conservation and Recovery Act of 1976, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes; and "Extremely Hazardous Substance" has the meaning set forth in ss.302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

               Each of the Companies uses minor amounts of cleaning fluids and agents, toner and similar chemical substances commonly used in office and warehouse environments, but only in amounts customary for the records storage and management businesses operated by the Companies. The Companies have never operated or participated in any business other than the records storage and management business. To the best of the Shareholders' knowledge, no facility owned or operated by either Company (other than the facilities identified as presently leased facilities in the Disclosure Schedule) have located in, on or under them any material which is considered a "hazardous substance" or "hazardous material", as those terms are defined in the Environmental Laws for which either of the Companies may be responsible for removal or remediation. Neither of the Companies has accepted for storage any nitrate film.

               3.22 No Brokers. Except as set forth in this section and in the Disclosure Schedule, neither of the Companies has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Purchaser or either Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and neither Principal Shareholder nor the Companies have knowledge of any claim or basis for any claim for payment of any finder's fees, brokers or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Christopher Howard is a financial adviser to the Companies to whom the Companies have a contractual obligation to pay a fee at Closing, which fee will either be included as a liability of the Companies on the Interim Closing Balance Sheet (as hereinafter defined) or satisfied by the Shareholders. In no event shall Purchaser bear the economic burden of such fee, nor shall any fee or commission be owed to Mr. Howard by the Companies after the Closing Date.

               3.23 Insurance. The assets, properties and operations of both Companies are insured under various policies of general liability and other forms of insurance, all of which are listed in the Disclosure Schedule. The Companies have provided to Purchaser an insurance claims analysis for the period from January, 1992 through the present. To the best of Shareholder's knowledge, all policies listed in the Disclosure Schedule as current policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is, to the best of Shareholders' knowledge, no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Neither Company has been refused any insurance by any insurance carrier to which it has applied for insurance or with which it has carried insurance since January 1, 1992. The Disclosure Schedule also contains a true and complete list of all outstanding bonds and other surety arrangements issued or entered into in connection with the business, assets and liabilities of either Company.

               3.24   Records Storage Matters.

                (a) All items received and stored by each of the Companies on behalf of customers are held in storage by such Company (except for items withdrawn or destroyed at the customer's request). Each of the Companies averages not more than two extended searches (i.e., a search requiring more than two hours to locate the requested carton) per week. The Companies' invoices to customers do not charge customers for storage of nonexistent cartons or services not performed in any material respect.

                (b) The Disclosure Schedule lists which of the Companies' fifty largest customers have executed a contract with such Company, which limits such Company's liability in the event of loss, damage or destruction of the customer's records to an amount not greater than the cost of replacing the lost medium (and not reproduction or restoration of content).

                (c) Except as set forth on the Disclosure Schedule, neither of the Companies has received written notice from any customer to which storage charges billed in the twelve months ended June 30, 1996 exceed $5,000 that such customer intends to terminate its business relationship with such Company or that it intends to reduce materially the volume of records stored with such Company.

                (d) Except as set forth in the Disclosure Schedule, substantially all items in storage have been bar-coded and logged into the Companies' computer system.

               3.25 Couriers. To the best of Shareholders' knowledge, after reasonable inquiry, the Companies' contract couriers have not been involved in any automobile accidents in the three year period prior to the date hereof.

               3.26 No Misrepresentation or Omission. To the best of the Shareholders' knowledge, no representation or warranty by the Shareholders in this Section 3, the Disclosure Schedule, any other Section of this Agreement, or in any certificate or other document furnished or to be furnished by the Companies or Shareholders pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein and therein, in the light in which they were made, not misleading.

      4. REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION. Each of the Shareholders represents and warrants to Purchaser that the statements contained in this Section 4 are correct and complete in all material respects as of the date of this Agreement and will be correct and complete in all material respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4) with respect to himself or herself.

               4.1 Authorization of Transaction. Such Shareholder has full power and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Shareholder, enforceable in accordance with its terms and conditions (subject to the Enforceability Exceptions). Such Shareholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               4.2 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statue, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Shareholder is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Shareholder is a party or by which he or she is bound or to which any of his or her assets is subject.

               4.3 Brokers' Fees. Such Shareholder has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

               4.4 Companies Shares. Such Shareholder holds of record and owns beneficially the number of Companies Shares set forth next to his or her name in
Section 1 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended, and state securities laws), Taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Such Shareholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Companies (other than this Agreement). Such Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Companies.

      5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Shareholders that the statements in this Section 5 are true, correct and complete in all material respects as of the date of this Agreement and will be correct and complete as of the Closing Date in all material respects (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).

               5.1 Existence; Good Standing; Corporate Authority; Compliance with Law. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of all other jurisdictions in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on Purchaser and its subsidiaries, taken as a whole. Purchaser has all requisite corporate or other power and authority to own its properties and carry on its business as now conducted.

               Purchaser is not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which it is a party or is subject, and is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject, except where such default or violation would not have a material adverse effect on Purchaser and its subsidiaries, taken as a whole. Purchaser is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws. Purchaser has obtained all licenses, permits or other authorizations and has taken all actions required by applicable laws or governmental regulations in connection with its business as now conducted, except where the failure to obtain such license, permit or other authorization, or to take action, would not have a material adverse effect on Purchaser and its subsidiaries, taken as a whole.

               5.2 Authorization; Validity and Effect. Purchaser has all requisite corporate power and authority to own its properties and assets, to carry on the business in which it is now engaged, and to execute and deliver this Agreement and all other agreements and documents contemplated hereby and to perform its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by Purchaser, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto for value received will constitute, the valid and legally binding obligations of Purchaser, enforceable in accordance with their terms, subject to the Enforceability Exceptions.

               5.3 Absence of Conflict. Neither the execution and delivery by Purchaser of this Agreement and the other documents executed or required to be executed by each hereunder, nor the consummation by Purchaser of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, (a) be contrary to any provision of the Certificate of Incorporation or Bylaws of Purchaser, (b) require on the part of Purchaser any filing with, or permit, authorization or consent or approval of, any governmental authority, or (c) violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of either pursuant to any provision of, any agreement, instrument, judgment, order, injunction or decree by which Purchaser is bound, to which it is a party, or to which its assets are subject.

               5.4 No Brokers. Purchaser has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Shareholders to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, and (except for the arrangement under which the Companies may be required to pay a fee or commission to Christopher Howard) Purchaser is not aware of any or basis for any claim for payment of any finder's fees, brokers or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        6. OTHER COVENANTS AND AGREEMENTS.

               6.1    Additional Financial Statements.

                (a) Purchaser has requested that the Companies commence preparation of audited financial statements for certain periods, and if such audited financial statements have not been completed by the Closing Date, after the Closing Principal Shareholder shall provide any assistance reasonably requested by Purchaser therefor. The auditing fees and expenses of the independent public accountants who audit such statements (which may be the Companies' current accountants or such other auditors as Purchaser may designate) shall be paid by Purchaser.

               (b) The financial statements delivered pursuant to this Section
6.1 are hereinafter referred to as the "Post-Signing Financial Statements".

               The Pre-Signing Financial Statements and the Post-Signing Financial Statements are herein referred to as the "Financial Statements".

               6.2 Certain Transactions; Interim Closing Balance Sheets.

                (a) From July 1, 1996 to the Closing Date (i) neither of the Companies has made or shall make cash payments or other distributions to shareholders or payments to other persons other than trade creditors of the Companies and persons holding financial obligations of the Companies if and to the extent payments to such holders of financial obligations were included as liabilities on the Interim Closing Balance Sheets. and (ii) neither of the Companies has incurred liabilities other than trade payables in the ordinary course of business.

                (b) The Companies have prepared interim combined and combining balance sheets stating the current assets and total liabilities of the Companies as of June 30, 1996 Such balance sheets are annexed to Exibit 6.2. For purposes of estimating the current assets and total liabilities of each of the Companies as of July 31, 1996, Purchaser and Shareholders have agreed upon certain adjustments to the June 30, 1996 balance sheets to reflect certain changes in the Companies' balance sheets which have occurred prior to July 31, 1996, which adjustments are described in Schedule 6.2. The June 30, 1996 balance sheets, as so adjusted, are herein referred to as the "Interim Closing Balance Sheets".

               6.3    Audited Closing Balance Sheet and Adjustments.

                (a) As promptly as practicable after the Closing Date Purchaser and the Companies shall prepare combining and combined statements of current assets and total liabilities of the Companies as of the close of business on July 31, 1996 (the "Closing Balance Sheets"). The Closing Balance Sheets shall be prepared in accordance with GAAP except for departures from GAAP agreed upon by Purchaser and Principal Shareholder as provided in this section 6 and
Schedule 6.3. The closing balance sheets shall not be in accordance with GAAP in that the auditors will present only the balance sheets of the Companies and not income and expense statements, statements of cash flow and other presentations required for statements in accordance with GAAP; in addition, the audited Closing Balance Sheets shall omit footnotes which would be required in order to be in accordance with GAAP.The Closing Balance Sheets shall include as liabilities, without limitation, (x) all unpaid fees and charges payable by the Companies to any broker or financial adviser in connection with the transactions contemplated by this Agreement (if either of the Companies is liable therefor) and to the Companies' attorneys and auditors (excluding work performed by the auditors upon Purchaser's request) in connection with the transactions contemplated by this Agreement (whether or not billed to the Companies as of the Closing Date) (y) the Companies' obligations as of the close of business on July 31, 1996 in respect of services to be performed for customers after July 31, 1996 which were billed to customers prior to July 31, 1996, and (z) the amount of any prepayment premium or penalty and accrued interest in respect of indebtedness of the Companies as of July 31, 1996. The Companies shall confirm that no cash payments or distributions were made to the Shareholders or others (other than trade creditors and others as permitted by Section 6.2(a)) during the period from July 1, 1996 to the Closing Date (the "Cash Distribution Statement").

                (b) The Closing Balance Sheets shall be audited and the Cash Distribution Statement shall be reviewed by an independent accounting firm selected by Purchaser at Purchaser's expense. The auditors' review of the Cash Distribution Statement shall consist of preparing a list of all payments made by the Companies from July, 1996 through the Closing Date, comparing payments with the check register and testing and verifying the payments made. Except as Purchaser and Principal Shareholder otherwise agree in
Schedule 6.3, the audit shall be carried out in accordance with generally accepted auditing standards.

                (c) The parties shall cooperate in the preparation of the Closing Balance Sheets and the Cash Distribution Statement and the audit thereof, and shall use their respective commercially reasonable best efforts to cause their respective accountants to make available to each other their respective work papers with respect to the Closing Balance Sheets. The audited Closing Balance Sheets shall contain the draft opinion of the preparing accountants, addressed to Purchaser and Principal Shareholder, which shall be unqualified except that appropriate qualifications can be stated to reflect agreed-upon instructions of the parties which vary from GAAP as set forth in
Schedule 6.3.

                (d) Purchaser shall use its best efforts to cause the Closing Balance Sheets and the Cash Distribution Statement to be delivered to Principal Shareholder no later than 75 days after the Closing Date.

                (e) Principal Shareholder shall have forty-five (45) days after receipt of the Closing Balance Sheets and the Cash Distribution Statement (the "Dispute Period") to dispute any of the elements of the Closing Balance Sheets or the Cash Distribution Statement (a "Dispute"). If Principal Shareholder does not give written notice of a Dispute (a "Dispute Notice") to Purchaser within the Dispute Period, such Closing Balance Sheets and the Cash Distribution Statement shall be deemed to have been accepted by Principal Shareholder in the form in which they were delivered by Purchaser and shall be final and binding upon the parties in the absence of fraud or manifest error. In the event Principal Shareholder does not agree with any amount or element reflected on the Closing Balance Sheets or the Cash Distribution Statement, he may give Purchaser a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which he disagrees, and Purchaser shall, within thirty (30) days after receipt by Purchaser of such Dispute Notice, attempt to resolve such Dispute and agree in writing upon the final content of such Closing Balance Sheets or the Cash Distribution Statement. In the event that Principal Shareholder and Purchaser are unable to resolve any such Dispute within such thirty (30) day period, then an independent public accounting firm acceptable to both parties (the "Arbitrating Accountant") shall be employed as arbitrator hereunder to settle such Dispute as soon as practicable. In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents and facilities necessary to perform its functions as arbitrator. The Arbitrating Accountant's function shall be to conform the Closing Balance Sheets and the Cash Distribution Statement to the standards required by the terms and provisions of this Section 6.3. The Arbitrating Accountant's determination with respect to any Dispute shall be final and binding upon the parties hereto. Principal Shareholder and Purchaser shall each pay one-half of the fees and expenses of the Arbitrating Accountant; provided that if the Arbitrating Accountant determines all issues raised in favor of one party or the other, the party whose positions were not upheld shall pay all of such fees and expenses. Following the resolution of any Disputes, the Closing Balance Sheets and the Cash Distribution Statement shall be revised to reflect such resolution. Following such resolution, or, if there are no Disputes, following the expiration of the Dispute Period, Purchaser shall cause the Closing Balance Sheets and the Cash Distribution Statement, containing the signed unqualified opinion of the preparing accountants, to be issued and delivered to Principal Shareholder.

                (f) In the event that the audited Closing Balance Sheets state that cash is less than $1.00, Purchaser shall make a written demand on Shareholders for the amount by which $1.00 exceeds the cash of the Companies at July 31, 1996, and such amount shall be paid by Principal Shareholder to Purchaser; and in the event that the Cash Distribution Statement reports that cash was paid during the period from July 1, 1996 to the Closing Date to the Shareholders or others in contravention of Section 6.2(a), such amount shall be paid by Principal Shareholder to Purchaser, in each case within three business days after the end of the Dispute Period, or if there is a Dispute, within three business days after the resolution thereof.

                (g) In the event that the Closing Balance Sheet for either Company indicates that the difference between current assets and total liabilities varies from that reported on the Interim Closing Balance Sheet for such Company by an amount not previously accounted for as an adjustment in the Purchase Price, then either (i) the Purchase Price shall be decreased if the excess of current assets over total liabilities is less than indicated on the Interim Closing Balance Sheet, or (ii) the Purchase Price shall be increased if the excess of current assets over total liabilities is greater than indicated on the Interim Closing Balance Sheet. Either Purchaser or Principal Shareholder shall make an appropriate adjusting payment within three business days after the end of the Dispute Period, or if there is a Dispute, after resolution thereof.

                (h) Principal Shareholder's obligation to make payments pursuant to this Section 6.3 is independent of, and in addition to, the indemnity obligations set forth in Section 9 of this Agreement.

                (i) The Shareholders shall be severally liable to Principal Shareholder to pay to Principal Shareholder that part of any distribution received by each Shareholder which is in excess of the distribution such Shareholder should have received as determined by the audited Closing Balance Sheet and audited Cash Distribution Statement.

                (j) Notwithstanding any other provision contained herein to the contrary, in the event Principal Shareholder would be required to make any payment pursuant to Section 6.3 (g), and there are funds held by the Escrow Agent in respect of the Contingent Payments, Purchaser shall obtain payment of the amount due to purchaser from the Contingent Payment Escrow instead of Principal Shareholder unless Purchaser reasonably believes that the portion of the Contingent Payment Escrow which will be due and payable as a Contingent Payment is less than the amount due to Purchaser, in which event Principal Shareholder shall pay the required amount to Purchaser and shall be entitled to pro rata reimbursement from the Shareholders.

               6.4    Taxes and Expenses.

                (a) Shareholders hereby covenant and agree to pay all stamp and transfer taxes on the transactions contemplated hereby. Except to the extent such costs and liabilities are included in total liabilities of the Companies for purposes of the Closing Balance Sheets, Shareholders shall be responsible for and shall pay all costs, liabilities and other obligations incurred by the Companies in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by each of them, including legal and accounting fees (except those incurred at Purchaser's request).

                (b) Except as otherwise specifically provided for in this Agreement, Purchaser will assume and pay all costs, liabilities and other obligations incurred by Purchaser in connection with the performance of and compliance with all transactions, agreements and conditions contained in this Agreement to be performed or complied with by Purchaser.

               6.5    Proprietary Information.

                (a) Shareholders covenant and represent that (except as shareholders of the Companies) none of them has any interest in, or claim to, any of the procedures, written technical data, customer lists, computer software and related documentation, patents, copyrights, formulas, methods, practices, statistics, trade secrets, trademarks, service marks or trade names relating to any processes or procedures used by the Companies, or related to their business or operations or in the current possession of the Companies; and all knowledge or information of a confidential nature acquired at or before the Closing Date with respect to the business and operations of the Companies, including customer lists, customer names and pricing information, will be held in confidence by Shareholders and will not be disclosed or made public or, except for the benefit of Purchaser or the Companies, made use of, by or through Shareholders, directly or indirectly, for a period of five years after the Closing Date. Notwithstanding the foregoing, Principal Shareholder shall have the non-exclusive right to use software programs known as "Easy Box" and "Easy File"
(i) in business applications other than management and storage of hard copy and magnetic media records and (ii) in records management and storage businesses which serve customers outside Dade, Broward and Palm Beach Counties, Florida.

                (b) Each Shareholder acknowledges that a breach of Section 6.5(a) would cause irreparable damage to Purchaser and/or the Companies, and in the event of any Shareholder's actual or threatened breach of the provisions of
Section 6.5(a), Purchaser shall be entitled to a temporary restraining order and an injunction restraining such Shareholder from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by such Shareholder. Nothing shall be construed as prohibiting Purchaser from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from such Shareholder.

               6.6 Agreements of Shareholders Pending Closing. The Companies shall agree that, pending the Closing, and except as agreed by Purchaser:

                (a) Business in Ordinary Cases. The business of such Company shall be conducted solely in the ordinary course in accordance with past practice except as otherwise contemplated herein. The Companies shall use their commercially reasonable best efforts to maintain and preserve their business, and to keep available the services of present employees and agents and maintain existing business relationships, insurance and licenses. Without limiting the generality of the foregoing, prior to the Closing Date, neither of the Companies shall, without the written consent of Purchaser, except as permitted herein:

                (i) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities;

                (ii) split, combine or reclassify any shares of its capital stock; or, except as permitted by this Agreement, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, purchase or otherwise acquire any securities of either of the Companies.

                (iii) create, incur or assume any debt for borrowed money or any obligations in respect of capital leases not currently outstanding other than minor items not exceeding $2,500 in the aggregate, assume, guarantee, endorse (other than checks in the ordinary course of business) or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person, or make any material loans, advances (other than to employees for travel expenses incurred in the ordinary course of business) or capital contributions to, or investments in, any other person or entity;

                (iv) enter into, adopt or amend any employee benefit plan or any employment or severance agreement or arrangement or increase in any manner the compensation or fringe benefits of its directors, officers or employees, generally or individually, other than ordinary increases in accordance with past practice in compensation or benefits to non-officer employees, or pay any benefit not required by the terms in effect on the date hereof of any existing employee benefit plan;

                (v) acquire, sell, lease, encumber or dispose of any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof or any material assets, other than purchases and sales of assets in the ordinary course of business (and in no event shall any leases of equipment be capital leases);

                (vi)  amend its charter or By-laws;

                (vii) change in any material respect its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                (viii) mortgage or pledge any of its property or assets or subject any such assets to any security interest;

                (ix) sell, assign, transfer or license any Business Property Rights, other than in the ordinary course of business;

                (x) enter into, amend, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement any of which would have a material adverse effect on the Companies, taken as a whole;

                (xi) make or commit to make any capital expenditure in excess of $5,000 per item or $15,000 in the aggregate;

                 (xii) disclose any material confidential information of the Companies to any third party not subject to a confidentiality agreement with the Companies (and then only to the extent that such third party has a need to know the disclosed information);

                 (xiii) hire any new employee whose annual compensation is expected to exceed $30,000 without the consent of Purchaser;

                 (xiv) make any changes in its cash management practices or accelerate its collection of accounts payable; or

                 (xv) agree in writing or otherwise to take any of the foregoing actions.

                (b) Update Schedules. The Companies shall promptly disclose to Purchaser any information contained in its representations and warranties or the Disclosure Schedule which, because of an event occurring after the date hereof, becomes incomplete or is no longer correct as of all times after the date hereof until the Closing Date. Purchaser's sole remedy in respect of updated disclosure items which Purchaser finds unacceptable shall be to elect not to close the transactions contemplated hereby, unless the information in such schedules which is unacceptable to Purchaser has resulted from the Company's breach of any other agreement or covenant on the part of the Companies hereunder.

                (c) Notice of Breaches. The Shareholders shall promptly deliver to Purchaser written notice of any event or development subsequent to the date of this Agreement known to Shareholders that would (i) render any statement, representation or warranty made by the Companies in this Agreement (including the Disclosure Schedule) inaccurate or incomplete in any material respect, or
(ii) constitute or result in a breach by Shareholders of, or a failure by the Shareholders to comply with, any agreement or covenant in this Agreement applicable to such party.

                (d) Best Efforts. The Companies and Shareholders shall cooperate with Purchaser and use their commercially reasonable best efforts to cause all of the conditions to the obligations of the parties under this Agreement to be satisfied on or prior to the Closing Date.

                (e) Inconsistent Negotiations. Until the closing of the transactions contemplated hereby or the earlier termination of this Agreement pursuant to Article 8, the Companies and Shareholders shall not, directly or indirectly, initiate, solicit or encourage the submission of a proposal from, or negotiate with, any person related to the sale of any of the Companies Shares or substantially all the assets of the Companies other than pursuant to this Agreement, or initiate or participate in any discussions or negotiations or enter into any agreement to do any of the foregoing. Except as set forth in this Agreement, Shareholders shall not provide any confidential information concerning the Companies or their properties or assets to any third party.

                (f) Access. The Companies shall give to Purchaser's officers, employees, counsel, accountants and other representatives free and full access to, and the right to inspect, during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Companies and shall permit them to consult with the officers, employees, accountants, counsel and agents of the Companies for the purpose of making such investigation of the Companies as Purchaser shall desire to make, provided that such investigation shall not unreasonably interfere with the Company's business operations and shall be coordinated with Christopher Howard. The Companies and Shareholders shall furnish to Purchaser all such documents and copies of documents and records and information with respect to the affairs of the Companies and copies of any working papers relating thereto as Purchaser shall from time to time reasonably request.

                (g) Disclosure. Except as required by applicable law, the Companies and Shareholders shall not disclose to third parties (other than to advisers, the Companies' lenders, management personnel and others who have a need to know of the pending transaction for purposes of the Closing, who shall be informed that the information is strictly confidential) any information about, or issue any public statement or press release concerning, this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content by Purchaser. Purchaser acknowledges that a competitor of the Companies has learned that Purchaser is negotiating to acquire the Companies, and Purchaser agrees that such disclosure (not done with the knowledge of the Companies or Principal Shareholder) does not constitute a breach of the Companies' and Shareholders' obligations hereunder.

               The Companies and Purchaser shall coordinate disclosure of the transactions contemplated by this Agreement to employees of the Companies.

                (h) Additional Financial Statements. In the event Purchaser or its parent is required either before or after the Closing Date by any law (including securities laws), regulation or securities listing agreement to file or disclose financial information related to the Companies (including audited financial information) which is in addition to information prepared by the Companies or Shareholder and previously delivered to Purchaser, the Companies and Shareholders shall make available to Purchaser any relevant information related to the Companies not previously delivered to Purchaser and otherwise cooperate with Purchaser, at Purchaser's expense, in preparing such information. The Companies and Shareholders shall not object to the Companies' accountants consenting to Purchaser's use of financial statements which they have prepared, and/or agreeing to assist Purchaser in preparing required financial statements and/or audits; and Purchaser shall have the right to file and disclose such information as required by any such law, statute or regulation.

                Prior to the Closing, Purchaser shall not file any information related to the Companies with the SEC or any other government agency without the prior written consent of Principal Shareholder unless (i) such information related to the Companies is incorporated into other information so that a third party reading the filed information could not recognize that information concerning the Companies is included in such filing, or (ii) such filing is made on a confidential basis and will not be available to persons other than SEC personnel for the purposes of examining Purchaser's filing.

               6.7 Agreements of Purchaser Pending the Closing. Purchaser covenants and agrees that, pending the Closing and except as otherwise agreed to in writing by Principal Shareholder:

                (a) Best Efforts. Purchaser shall cooperate with the Companies and use its commercially reasonable best efforts to cause all of the conditions to the obligations of the parties under this Agreement to be satisfied on or prior to the Closing Date.

                (b) Confidentiality. Unless and until the Closing has been consummated, Purchaser shall hold, and shall cause its counsel, accountants, appraisers and agents to hold, in confidence any confidential data or information made available to Purchaser in connection with this Agreement with respect to the Companies. Purchaser shall use the same standard of care to protect such confidential data or information as is used to protect Purchaser's confidential information. If the transactions contemplated by this Agreement are not consummated, Purchaser shall not disclose or use and, upon request, shall return or cause to be returned to the Companies all written materials and other tangible media and all copies thereof that were supplied to Purchaser by the Companies and that contain any such confidential data or information and all written materials and other tangible media that contain summaries of or notes of the Company's confidential data or information. Purchaser may, however, keep one copy thereof for its legal files, subject to the foregoing confidentiality requirements (and excluding any information which identifies customers). In the event the transactions contemplated hereby do not close, Purchaser shall not solicit the Companies' existing customers for a period of eighteen months after the termination of this Agreement.

                (c) Disclosure. Purchaser shall not disclose to third parties any information about, or issue any public statement or press release concerning, this Agreement or the transactions contemplated hereby except that:

                     (i) Purchaser may disclose to its lenders and others who have a need to know of the pending transaction for purposes of Purchaser's conduct of its business and the Closing, all of which persons shall be bound by this provision;

                     (ii) After the Closing, Purchaser may disclose information as required by law (including the Securities Act of 1933 or the Securities Exchange Act of 1934) or any listing or trading agreements related to Purchaser's parent's publicly traded securities, provided that the price paid by the Purchaser for the Companies shall not be specifically disclosed unless required by law or any such agreement; and

                     (iii) After the Closing Purchaser may make customary trade announcements.

                     (iv) Except as required by law, Purchaser shall not disclose the price or other terms of this transaction.

                (d) Purchaser has no knowledge that any representation or warranty made by the Companies or the Shareholders herein is incorrect or incomplete in any respect, or that the Companies or Shareholders are in material breach of any covenant or agreement made by the Companies or Shareholders in this Agreement; and Purchaser shall promptly notify Principal Shareholder in the event that prior to Closing Purchaser becomes aware of information to the effect that any representation or warranty made by the Companies or Shareholders herein is incorrect or incomplete in any respect or that the Companies or Shareholders are in breach of any covenant or agreement made by the Companies or Shareholders herein.

               6.8 Forecasts, Projections. The parties acknowledge that any forecasts, projections, or other information delivered by one party to another but not contained in this Agreement shall not be considered a representation or warranty, or guaranty of future performance, and no claim shall be made based upon such forecast, statement or other information.

               6.9 Principal Shareholder Agreements. Principal Shareholder's execution hereof constitutes the termination, effective as of the Closing, of any written or oral agreement between the Companies and Principal Shareholder.

       7. CONDITIONS TO CLOSING.

               7.1 Purchaser's Conditions to Closing. The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                (a) All representations and warranties of Shareholders contained in this Agreement, including the Disclosure Schedule, shall be true and correct at and as of the Closing Date in all material respects, as if restated on the Closing Date, the Companies and Shareholders shall have performed in all material respects all agreements and covenants and satisfied in all material respects all conditions on their part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Purchaser shall have received a certificate of the Principal Shareholder dated the Closing Date to such effect.

                (b) There shall have been no material adverse change since June 30, 1996 in the business, prospects, properties, financial condition (including operating cash flow), or affairs of the Companies taken as a whole, and the Companies shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business, and Purchaser shall have received a certificate of Principal Shareholder dated the Closing Date to such effect.

                (c) Each of the Companies shall have delivered to Purchaser certificates of the Secretary of State (or other authorized officer) of the State of Florida certifying as of a date reasonably close to the Closing Date that each of the Companies is, as of such date, in good standing and authorized to transact business as a domestic corporation.

                (d) Each of the Companies shall have delivered to Purchaser a copy of such Company's Articles of Incorporation, certified by the Secretary of State (or other authorized officer) of the State of Florida.

                (e) Each of the Companies shall have delivered the written resignations, effective on the Closing Date, of all members of the Board of Directors and all officers of such Company.

                (f) Purchaser shall have received from Hodges & Carry, P.A. an opinion, dated the Closing Date, in the form attached hereto as Exhibit 7.1(f).

                (g) Each person who holds indebtedness of the Companies shall have confirmed to Purchaser the amount of such indebtedness (including accrued interest and any prepayment premium as of a date not more than ten (10) days prior to the Closing Date) as of the Closing Date, and that such Company is not in default under such indebtedness.

                (h) All approvals and consents from third parties and governmental agencies (other than approvals or consents the absence of which would not have a material adverse effect on the ability of the Companies, taken as a whole, to operate their business after the Closing) required to consummate the transactions contemplated hereby shall have been obtained, and any such governmental approvals or consents shall have become final and not subject to appeal.

                (i) No suit, action, investigation, inquiry or other proceeding by any governmental body or other third person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby, and there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which is unduly burdensome on Purchaser.

                (j) Principal Shareholder shall have executed a Noncompetition and Confidentiality Agreement in the form of Exhibit 7.1(j)

                (k) No information shall have come to the attention of Purchaser which reasonably causes Purchaser to believe that the information received by Purchaser from the Companies or Shareholders prior to the date of this Agreement or information developed or discussed by Purchaser in the course of its due diligence investigation was materially incorrect with respect to the Companies, taken as a whole.

                (l) The Companies and Shareholders shall have executed and delivered to Purchaser stock powers, stock certificates representing the Shares, and such additional documents, certificates and agreements as may be reasonably needed, in the opinion of Purchaser's counsel, to carry out the transactions contemplated hereby.

                (m) Purchaser (or an affiliate) shall simultaneously purchase the real property located at 20 and 30 NE 11th Street, Miami, Florida from P. Douglas McCraw pursuant to a Purchase Agreement and Escrow Instructions for such transactions dated the date hereof;

                (n) The present lease for the property at 3821 SW 47th Avenue, Ft. Lauderdale shall have been terminated and a new lease shall have been executed between P. Douglas McCraw and Purchaser; and

                (o) DAS-Ft. Lauderdale shall have completed relocation of all records from the "Moy" building to 3821 SW 47th Avenue.

               7.2 The Shareholders' Conditions to Closing. The obligation of Shareholders to consummate the transactions to be performed by them in connection with the Closing shall be subject to and conditioned upon the satisfaction at the Closing of each of the following conditions:

                (a) All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date and Purchaser shall have performed in all material respects all agreements and covenants and satisfied in all material respects all conditions on its part to be performed or satisfied by the Closing Date pursuant to the terms of this Agreement, and Shareholders shall have received a certificate of Purchaser dated the Closing Date to such effect.

                (b) No suit, action, investigation, inquiry or other proceeding by any governmental body or other third person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby, and there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby which is unduly burdensome on the shareholders of the Companies.

                (c) Purchaser shall have delivered to Principal Shareholder a certificate of the Secretary of State of the State of Delaware, as of a date reasonably close to the Closing Date, that as of such date Purchaser is in good standing as a domestic corporation.

                (d) Purchaser shall have delivered to Shareholders a certificate of its corporate Secretary certifying:

                   (i) Resolutions adopted by its Board of Directors authorizing execution of this Agreement and the execution, performance and delivery of all agreements, documents and transactions contemplated hereby; and

                   (ii) The incumbency of its officers executing this Agreement and all agreements and documents contemplated hereby.

                (e) Purchaser shall have delivered to Shareholders the additional certificates and documents required of it hereby, which shall be satisfactory in form and substance to Shareholders' counsel.

                (f) Shareholders shall have received from Garry B. Watzke, counsel to Purchaser, an opinion in the form attached hereto as Exhibit 7.2(f).

                (g) Purchaser (or an affiliate) shall simultaneously purchase the real property located at 20 and 30 NE 11th Street, Miami, Florida as described in Section 7.1(m).

                (h) P. Douglas McCraw and Purchaser shall be parties to a new lease for 3821 S.W. 47th Avenue, Ft. Lauderdale, and the existing lease shall have been terminated.

               7.3 Post-Closing Payments. Immediately after the Closing Date, Purchaser shall discharge, or cause the Companies to discharge and pay in full, the liabilities of the Companies, including interest accrued thereon and prepayment penalties related thereto reflected on the Interim Closing Balance Sheets, other than accounts payable, accrued expenses, sales taxes, bonuses payable to employees and other current liabilities (which Purchaser shall cause the Companies to pay in the ordinary course).

        8. TERMINATION AND ABANDONMENT.

               8.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

                (a) Purchaser and Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

                (b) Purchaser may terminate this Agreement by giving written notice to Principal Shareholder at any time prior to the Closing (i) in the event the Companies or Shareholders have breached any material representation, warranty or covenant contained in this Agreement in any material respect, Purchaser has notified Principal Shareholder of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or
(ii) if the Closing shall not have occurred on or before September 1, 1996; and

                (c) Shareholders may terminate this Agreement by Principal Shareholder; giving written notice to Purchaser at any time prior to the Closing
(i) in the event Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Principal Shareholder has notified Purchaser of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (ii) if the Closing shall not have occurred on or before September 1, 1996.

               8.2 Effect of Termination. If any party terminates this Agreement pursuant to Section 8.1 above, all rights and obligations of the parties hereunder shall terminate, and no party shall have any liability for damages to any other party.

        9. INDEMNIFICATION.

               9.1 General Indemnification Covenants.

                (a) Subject to the provisions of Sections 9.3, 9.4 and 9.1(d), Principal Shareholder shall indemnify, save and keep Purchaser, and its affiliates, successors and permitted assigns, including the Companies (the "Purchaser Indemnitees"), harmless against and from all direct liability, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs, damages and expenses, including reasonable attorneys' fees, disbursements and expenses (collectively, "Damages"), sustained or incurred by any of the Purchaser Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of Shareholders, whether contained in this Agreement or the Disclosure Schedule or any written statement or certificate furnished or to be furnished to Purchaser pursuant hereto or in any closing document delivered by the Companies or Shareholders to Purchaser in connection herewith.

                (b) Subject to the provisions of Sections 9.3 and 9.4, Principal Shareholder shall indemnify, save and keep Purchaser Indemnitees harmless against and from any direct cost, claim, expense or liability (including legal fees and costs of litigation) which Purchaser Indemnitees may incur by a customer in excess of $1.00 per carton, linear foot of open-shelf files, disk pack or other storage unit in connection with lost, damaged or destroyed records of any customer with which such Company did not, as of the Closing Date, have a contract which limited Company's liability in the event of loss, damage or destruction to such amount; provided that Principal Shareholder shall not be required to indemnify Purchaser Indemnitees in respect of any loss, damage or destruction which (i) relates to new cartons moved into the Companies' premises after the Closing Date, or (ii) Purchaser is unable to demonstrate occurred before the Closing Date. Notwithstanding the foregoing, with respect to loss, damage or destruction the date of which cannot be determined, Principal Shareholder's indemnification obligation shall be equal to 50% of Purchaser Indemnitees' direct costs, expenses and liability (including legal fees and costs of litigation) provided that (i) Purchaser shall use its commercially reasonable best efforts to determine when the loss, destruction or damage ocurred, (ii) if Purchaser shall be unable to make such determination, Purchaser shall afford Principal Shareholder access to relevent books and records of the Companies so that Principal Shareholder can attempt to determine when the loss, damage or destruction occurred, and (iii) if neither Purchaser nor Principal Shareholder is able to determine the date of such loss, destruction or damage (or if Purchaser and Principal Shareholder disagree as to whether such date can be, or has been, determined), the parties shall submit such dispute to arbitration as provided in Section 10.15 hereof. The sole decision in such arbitration shall be the date of loss, destruction or damage. If such date is not determinable, Principal Shareholder's indemnification obligation shall be as set forth above.

                (c) Principal Shareholder shall indemnify the Purchaser Indemnitees from and against any cost, expense, liability or obligation related to those certain disputes between DAS-Ft. Lauderdale and Bekins Moving & Storage, Bentson Electric and DAS-Ft. Lauderdale's former landlord under the lease for 5300 Powerline Rd., Ft. Lauderdale described in the Disclosure Statement.

                (d) Each Shareholder, including Principal Shareholder, shall severally, and not jointly indemnify, save, keep and hold Purchaser Indemnitees harmless against and from any direct cost, claim, expense or liability (including legal fees and costs of litigation) which Purchaser Indemnitees may incur as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of such Shareholder (i) contained in Section 4 of this Agreement and (ii) with respect to any breach of such Shareholder's obligations in respect of Sections 6.5, 6.6(c), 6.6(d), 6.6(e) and 6.6(g) of this Agreement.

                (e) Shareholders other than Principal Shareholder shall have no liability to Purchaser Indemnitees under Sections 9.1(a), 9.1(b) and 9.1(c).

               9.2    Tax Indemnity.

                (a) Principal Shareholder hereby agrees to pay, indemnify, defend and hold Purchaser and the Companies harmless from and against any and all Taxes of the Companies with respect to any period (or any portion thereof) up to and including the July 31, 1996, except for Taxes of the Companies which are reflected as liabilities for Taxes that exist as of July 31, 1996 ("Tax Liabilities") on the Closing Balance Sheets, together with all reasonable legal fees, disbursements and expenses incurred by Purchaser in connection therewith.

                (b) Principal Shareholder shall provide any assistance which is within his powers reasonably to provide (subject to commercial reasonableness) to assist the Companies in preparing and filing any Return of the Companies which is required to be filed after the Closing Date. The cost of preparing such Return which is due after the Closing Date notwithstanding the fact that all or a portion of the period covered thereby includes periods prior to July 31, 1996 (but not of any tax proceeding related thereto) shall be borne by the Purchaser as a post-Closing expense. Purchaser shall within forty-five (45) days prior to the due date of any such Return (or any interim filing and payment in the event filing of a return is postponed as permitted by law), deliver a draft copy to Principal Shareholder. Within thirty (30) days of the receipt of any such Return, Principal Shareholder may reasonably request changes, in which event Purchaser and Principal Shareholder shall attempt to agree on a mutually acceptable resolution of the issues in dispute. If a resolution is reached, such Return shall be filed in accordance therewith. If resolution is not reached, then at the expense of Purchaser and Principal Shareholder (such expense to be shared equally unless all issues are decided in favor of one party, in which event the other party shall bear all such expense), such Return shall be submitted to a firm of independent certified public accountants selected by Principal Shareholder and reasonably acceptable to Purchaser, which shall be directed to resolve the issues in dispute and prepare the Return for filing. As soon as is practicable after notice from Purchaser to Principal Shareholder at any time prior to the date any payment for Taxes attributable to any such Return is due (but in any event not less than thirty days after such notice), provided such Return is prepared for filing in accordance with the foregoing, an amount equal to the excess, if any, of (i) the net amount of Taxes that are due from the Companies with respect to any taxable period ending on or before July 31, 1996, or Taxes that would have been due with respect to a taxable period beginning before and ending after July 31, 1996 if such period had ended on such date over (ii) the amount of such Taxes of the Companies with respect to such taxable period which are reflected as Tax Liabilities on the Closing Balance Sheets shall be paid by Principal Shareholder to Purchaser; provided that Principal Shareholder shall not be required to make such payment if the excess is less than $10,000. The foregoing threshold shall not be applied to any adjustment which the auditors of the Closing Balance Sheet determine are appropriate in respect of liabilities of the Companies as of July 31, 1996 in accordance with Section 6.3.

                (c) The indemnity provided for in this Section 9.2 shall be independent of any other indemnity provision hereof and anything in this Agreement to the contrary notwithstanding, shall survive until the expiration of the applicable statute of limitation for the Taxes referred to herein, and any Taxes subject to the indemnification for Taxes set forth in this Section 9.2 shall not be subject to the provisions of Sections 9.3 and 9.4 hereof.

                (d) Purchaser shall provide any assistance to Principal Shareholder which is within its power (subject to commercial reasonableness) to assist Principal Shareholder in respect of any Return of the Companies filed prior to the Closing Date , including giving reasonable access to Principal Shareholder of any books and records related thereto.

               9.3 Limitations on Indemnification. The obligations of Principal Shareholder pursuant to Section 9.1 are subject to the following limitations:

                (a) Notwithstanding any other provision contained in this Agreement, Principal Shareholder shall not have any indemnification obligation with respect to the first $35,000of total claims incurred under Section 9.1(a); if total claims exceed such amount, the indemnification obligations of Principal Shareholder shall include all liabilities incurred, without regard to such threshold. Principal Shareholder's indemnification obligation in respect of
Section 9.1(a) shall not exceed one-half of the Purchase Price, minus any payments made under Section 9.1(b) in the aggregate; provided that there shall be no limit on the Principal Shareholder's liability hereunder for matters which constitute fraud by the Principal Shareholder.

                (b) Notwithstanding any other provision contained in this Agreement, Shareholders shall not have any indemnification obligation with respect to the first $35,000 of total claims under Section 9.1(b); if total claims exceed such amount, the indemnification obligations of Shareholders shall include all liabilities incurred, without regard to such threshold. In no event shall Shareholders' indemnification obligation in respect of Section 9.1(b) exceed one-half of the Purchase Price, minus any payments made under Section 9.1(a) in the aggregate.

                (c) There shall be no threshold in respect of the Shareholders' indemnification provisions under Section 9.1(c), and the maximum aggregate liability of each Shareholder thereunder shall be equal to the portion of the Purchase Price allocable to such Shareholder in accordance with his or her shares of the Companies.

                (d) Any claims made under e Section 9.1, shall be made within six months after the Closing Date in respect of matters arising under Section 9.1(a) and (c), and twelve months after the Closing Date in respect of matters arising under Section 9.1(b). The applicable statute of limitations shall be the claim period under Section 9.1(d)

               9.4    Conditions of Indemnification Pursuant to Section 9.1.

                (a) Promptly following the receipt by a Purchaser Indemnitee of notice of a demand, claim, action, assessment or proceeding made or brought by a third party, including a governmental agency (a "Third Party Claim"), the Purchaser Indemnitee receiving the notice of the Third Party Claim (i) shall notify Principal Shareholder (or, if the indemnification obligation arises under Section 9.1(c), the relevant Shareholder) of its existence in writing, setting forth the facts and circumstances of which such Purchaser Indemnitee has received notice, and (ii) if the Purchaser Indemnitee giving such notice is a person entitled to indemnification under this Section 9 (an "Indemnified Party"), specifying the basis hereunder upon which the Indemnified Party's claim for indemnification is asserted. The Principal Shareholder or other Shareholder who is obligated to indemnify the Purchaser Indemnities under the particular circumstances is herein referred to as the "Indemnifying Shareholder").

                (b) The Indemnified Party shall, upon reasonable notice by Indemnifying Shareholder, tender by written instrument the defense of a Third Party Claim to Indemnifying Shareholder. If Indemnifying Shareholder accepts responsibility for the defense of a Third Party Claim, then Indemnifying Shareholder shall have the exclusive right to contest, defend and litigate the Third Party Claim and shall have the exclusive right, in his discretion exercised in good faith and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as he deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, Indemnifying Shareholder shall give written notice of his or her intention to settle to the

Indemnified Party. The Indemnified Party shall have the right to be represented by counsel at its own expense in any defense conducted by Indemnifying Shareholder.

                (c) Notwithstanding the foregoing, in connection with any settlement negotiated by Indemnifying Shareholder, no Indemnified Party shall be required to (x) enter into any settlement (i) that does not include the delivery by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation, (ii) if the Indemnified Party shall, in writing to Indemnifying Shareholder within the ten (10) day period prior to such proposed settlement, disapprove of such settlement proposal and desire to have Indemnifying Shareholder tender the defense of such matter back to the Indemnified Party, or (iii) that requires an Indemnified Party to take any unreasonable affirmative actions as a condition of such settlement, or (y) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Indemnified Party with prejudice; provided, however, that should the Indemnified Party disapprove of a settlement proposal pursuant to clause (ii) above, the Indemnified Party shall thereafter have all of the responsibility for defending, contesting and settling such Third Party Claim but shall not be entitled to indemnification by Shareholder to the extent that, upon final resolution of such Third Party Claim, Shareholder's liability to the Indemnified Party but for this proviso exceeds what Shareholder's liability to the Indemnified Party would have been if Indemnifying Shareholder were permitted to settle such Third Party Claim in the absence of the Indemnified Party exercising its right under clause (ii) above.

                (d) If, in accordance with the foregoing provisions of this
Section 9.4, an Indemnified Party shall be entitled to indemnification against a Third Party Claim, and if Indemnifying Shareholder shall fail to accept the defense of a Third Party Claim which has been tendered in accordance with this
Section 9.4, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to Indemnifying Shareholder. Indemnifying Shareholder shall not be required by such proposed settlement to consent to the entering of any judgment that does not include a full dismissal of the litigation or proceeding against Indemnifying Shareholder with prejudice or a full release of Indemnifying Shareholder. If, pursuant to this Section 9.4, the Indemnified Party so defends or settles a Third Party Claim for which it is entitled to indemnification hereunder, as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Shareholder for the reasonable attorneys' fees and other expenses of defending the Third Party Claim which are incurred from time to time, forthwith following the presentation to Indemnifying Shareholder of itemized bills for said attorneys' fees and other expenses. No failure by Indemnifying Shareholder to acknowledge in writing the Indemnifying Shareholder's indemnification obligations under this Section 9 shall relieve the Indemnifying Shareholder of such obligations to the extent they exist.

                (e) If an Indemnified Party shall have a claim for damages which does not involve a Third Party Claim, the Indemnified Party shall deliver a Claim Notice with respect thereto to Indemnifying Shareholder or, if the indemnification obligation arises under Section 9.1(c), the relevant Shareholder (the "Indemnifying Shareholder"). If Indemnifying Shareholder disputes his or her liability with respect to such claim or demand within twenty days after receipt of such Claim Notice, such dispute shall be settled by arbitration. If Indemnifying Shareholder does not dispute such liability within twenty days after receipt of the Claim Notice, the amount of such claim shall be conclusively deemed a liability of Indemnifying Shareholder.

               9.5    Certain Tax and Other Matters.

                (a) If, in connection with the audit of any Return, a proposed adjustment is asserted in writing with respect to any Taxes of the Companies for which Principal Shareholder is required to indemnify Purchaser pursuant to
Section 9.2(a) hereof, Purchaser shall notify Principal Shareholder of such proposed adjustment within twenty (20) days after the receipt thereof. Upon notice to Purchaser within twenty (20) days after receipt of the notice of such proposed adjustment from Purchaser, Principal Shareholder may assume (at Principal Shareholder's own cost and expense) complete control of and contest such proposed adjustment and may agree to settle such contest in its sole discretion, provided that such settlement does not materially and adversely affect Taxes of the Companies in subsequent periods.

                (b) Alternatively, if Principal Shareholder requests within twenty (20) days after receipt of notice of such proposed adjustment from Purchaser, Purchaser shall contest such proposed adjustment. Principal Shareholder shall be obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Purchaser may incur in so contesting such proposed adjustment as such costs and expenses are incurred, and Purchaser shall have the full right to contest such proposed adjustment and shall be entitled to settle or agree to pay in full such proposed adjustment (in its sole discretion) and thereafter pursue its rights under this Agreement. Principal Shareholder shall pay to Purchaser all indemnity amounts in respect of any such proposed adjustment within thirty (30) days after written demand to Principal Shareholder therefor. If (i) Principal Shareholder has not assumed control of the proposed adjustment, and has not requested Purchaser to contest the proposed adjustment, or (ii) Principal Shareholder has assumed control of the contest of such proposed adjustment as provided above (or has requested Purchaser to contest such proposed adjustment within the time provided above), Principal Shareholder shall pay to Purchaser all indemnity amounts within thirty (30) days after such proposed adjustment is settled or a Final Determination has been made with respect to such proposed adjustment.

                (c) For purposes of this Section 9.5, a "Final Determination" shall mean (i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and
Section 7122, respectively, of the Code, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority. The obligation of Principal Shareholder to make any indemnity payment pursuant to
Section 9.2 shall be premised on the receipt by Principal Shareholder from Purchaser of a written notice setting forth the relevant portion of any Final Determination, and in cases where the amount of the indemnity payment exceeds $25,000, a certified statement by a nationally recognized accounting firm setting forth the amount of the indemnity payment (and in all other cases, a similar statement certified by the chief financial officer of Purchaser) and describing in reasonable detail the calculation thereof.

               9.6 Certain Information. Purchaser, Principal Shareholder and the Companies shall furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to the Companies and assistance relating to the Companies as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in Principal Shareholder's being liable under the indemnification provisions of this Section 9, provided that access shall be limited to items pertaining solely to the Companies. Principal Shareholder shall grant to Purchaser access to all Returns filed by him with respect to the Companies and in his custody if the Companies do not have custody thereof.

               9.7 Release by Shareholders. Shareholders, as of the Closing Date, hereby release and discharge the Companies and each of their officers and directors from, and agree and covenant that in no event will Shareholders commence any litigation or other legal or administrative proceeding against, the Companies, or any of their officers or directors, whether in law or equity, relating to any and all claims and demands, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages, actual or consequential, past, present and future, arising out of or in any way connected with his or her ownership of the Companies Shares prior to the Closing Date, other than claims or demands arising out of the transactions contemplated by this Agreement.

               9.8 Indemnification by Purchaser. Upon the terms and subject to the conditions set forth in Section 9.4 hereof in respect of notice, opportunity to defend, right to be represented, right to disapprove settlement and similar matters and this Section 9.8, Purchaser agrees to indemnify and hold Shareholders harmless against, and will reimburse Shareholders on demand by Principal Shareholder for, any Damages (as defined in Section 9.1) sustained or incurred by any such person as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of Purchaser, whether contained in this Agreement or any written statement or certificate furnished or to be furnished by Purchaser to Shareholders pursuant hereto or in any closing document delivered by the Purchaser to Shareholders in connection herewith.

               Purchaser shall further indemnify and hold Shareholders harmless against claims, costs or expenses arising from operation of the Companies in respect of periods after the Closing Date.

               9.9 Exclusive Remedy. The remedies provided in this Section 9 are, to the extent permitted by law, the sole and exclusive remedies, exclusive of any other remedies that might otherwise be available to any of the parties, for any claim by one party against any other party under this Agreement or with respect to the transactions contemplated by it. No party shall make any claim under any theory, in tort, contract, under statute or otherwise.

               9.10 Tax Effect. In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of any tax savings realized by such party with respect thereto.

               9.11 Right of Set-Off. Purchaser shall have the right to set off any amounts owing to Shareholders in respect of the Contingent Payments against any claim for indemnification against the Shareholders hereunder. Disbursement of amounts held in the Contingent Payment Escrow may be suspended in respect of indemnification claims until settled or resolved, as provided in the Escrow Agreement.

        10. MISCELLANEOUS.

               10.1 Notice. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or mailed by certified or registered mail, return receipt requested, addressed as follows:

        If to Purchaser or (after the Closing Date) the Companies:
               Iron Mountain Records Management, Inc.
               745 Atlantic Avenue
               Boston, Massachusetts  02111
               Attn:  Eugene B. Doggett
               Telecopy:  (617) 350-7881

        Copy to:
               Garry B. Watzke, Esq.
               745 Atlantic Avenue, 10th Floor
               Boston, Massachusetts  02111
               Telecopy:  (617) 350-7881

        If to Shareholders or the Companies (prior to the Closing Date) :
               Douglas McCraw
               Data Archive Services, Inc.
               3821 SW 47th Avenue
               Ft. Lauderdale, Florida  33314
               Telecopy: (954) 584-0098

        If to Shareholders after the Closing Date:
               Douglas McCraw
               4800 Bayview Drive
               Ft. Lauderdale, Florida  33308
               Telecopy: (954) 491-3888

        Copy to:
               Stephen Opler, Esq.
               Alston & Bird
               One Atlantic Center
               1201 West Peachtree Street
               Atlanta, Georgia  30309
               Telecopy: (404) 881-7777

        and to
               John W. Carry, Esq.
               Hodges & Carry, P. A.
               644 S. E. 4th Avenue
               Fort Lauderdale, Florida  33301
               Telecopy:  (954) 764-6789

(or to such other address as any party shall specify by written notice so given), and shall be deemed to have been delivered as of the date so personally delivered or mailed.

               10.2 Execution of Additional Documents. The parties hereto will at any time, and from time to time after the Closing Date, upon reasonable request of the other party, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the intent of this Agreement.

               10.3 Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

               10.4 Entire Agreement. This Agreement, together with the Exhibits, the Disclosure Schedule and other documents contemplated hereby, constitute the final written expression of all of the agreements between the parties, and is a complete and exclusive statement of those terms. It supersedes all understandings and negotiations concerning the matters specified herein. Any representations, promises, warranties or statements made by either party that differ in any way from the terms of this written Agreement and the Exhibits, the Disclosure Schedule and other documents contemplated hereby, shall be given no force or effect. The parties specifically represent, each to the other, that there are no additional or supplemental agreements between them related in any way to the matters herein contained unless specifically included or referred to herein. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

               10.5 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida exclusive of the conflict of law provisions thereof.

               The Companies and Shareholders, to the extent they may lawfully do so, hereby consent to the jurisdiction of the courts of the State of Florida and the United States District Court for the South District of Florida, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations arising hereunder or with respect to the transactions contemplated hereby and expressly waive any and all objections they may have as to venue in any of such courts.

               10.6 Survival. All of the terms, conditions, warranties and representations contained in this Agreement shall survive, in accordance with their terms, delivery by Purchaser of the consideration to be given by him hereunder and delivery by Shareholders of the consideration to be given by them hereunder, and shall survive the execution hereof and the Closing hereunder.

               10.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

               10.8 Headings. Headings of the Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

               10.9 Waivers. Either Purchaser or Principal Shareholder may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

               10.10 Merger of Documents. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

               10.11 Incorporation of Exhibits and Schedules. All Exhibits and the Disclosure Schedule are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein.

               10.12 Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision invalid in any other case or of rendering any of the other provisions of this Agreement inoperative, unenforceable or invalid.

               10.13 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

               10.14 Records of the Companies. For a period of three years following the Closing Date or for such longer period as the statute of limitations applicable to claims for Taxes relating to the Companies for any period through the Closing Date shall be extended (through voluntary extension or otherwise), Purchaser shall grant to Shareholders and their representatives, at Shareholders' reasonable request, access to and the right to make copies of records and documents of the Companies related to the period prior to the Closing Date as may be necessary in connection with Shareholder's affairs. If Principal Shareholder notifies Purchaser that Shareholders require retention of such records beyond three years, Shareholders shall pay Purchaser's storage charges for such post-three-year period.

               10.15 Arbitration.

                (a) All disputes arising under this Agreement shall be settled by arbitration in Miami, Florida, before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 10.15.

                    (i) Within 10 business days after receipt of such notice, Principal Shareholder and Purchaser shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties cannot agree on an arbitrator within such 10-day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director, stockholder or an affiliate of any party hereto.

                    (ii) Within 15 business days after the designation of the arbitrator, the arbitrator, Principal Shareholder and Purchaser shall meet, at which time Principal Shareholder and Purchaser shall submit in writing all disputed issues and a proposed ruling on each such issue.

                    (iii) The arbitrator shall set a date for a hearing, which shall be no later than 20 business days after the submission of written proposals pursuant to clause (ii), to discuss each of the issues identified by Shareholder and Purchaser. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association; provided, that the arbitrator shall have sole discretion with regard to the admissibility of evidence.

                    (iv) The arbitrator shall use his or her best efforts to rule on each disputed issue within 20 business days after the completion of the hearings described in clause (iii). The arbitrator shall rule in favor of the position of one party or the other in the matter, and shall not "split" or compromise the position of the parties. The determination of the arbitrator to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

                    (v) The prevailing party in any arbitration shall be entitled to an award of reasonable attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay such fees, together with the fees of the arbitrator and the costs and expenses of the arbitration.

                    (vi) Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and shall be final and binding upon the parties.

               (b) To the extent that arbitration is not legally permitted, any party may commence a civil action in a court of appropriate jurisdiction to solve disputes hereunder. Nothing contained in this Section
10.15 shall prevent the parties from settling any dispute by mutual agreement at any time.

        11.    PRINCIPAL SHAREHOLDER.

               11.1 Shareholders other than Principal Shareholder hereby appoint Principal Shareholder as their representative for purposes of this Agreement and as their attorney-in-fact and agent for and on behalf of each such Shareholder, and authorize Principal Shareholder to take any and all actions and make any decisions required or permitted to be taken or made by Principal Shareholder under this Agreement, including receipt and giving of notices. Principal Shareholder shall have full power and authority to represent Shareholders, and their successors, with respect to all matters arising under this Agreement and all action taken by Principal Shareholder hereunder shall be binding upon Shareholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, Principal Shareholder shall have full power and authority to interpret all of the terms and provisions of this Agreement, and to authorize payments to be made with respect thereto, on behalf of Shareholders and their successors.

               11.2 Principal Shareholder shall incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other documents believed by him to be genuinely and duly authorized, nor for other action or inaction except his own willful misconduct or gross negligence. Principal Shareholder shall be indemnified and held harmless by Shareholders other than Principal Shareholder from all losses, costs and expenses which he may incur as a result of involvement in any legal proceedings arising from the performance of his duties hereunder.

               11.3 In the event of the death or permanent disability of Principal Shareholder, or his resignation hereunder, a successor shall be appointed by the remaining Shareholders. Each successor shall have the power, authority, rights and privileges conferred by this Agreement upon Principal Shareholder, and the term "Principal Shareholder" as used herein shall be deemed to include such successor.

               IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year hereinabove first set forth.

PURCHASER:                                 STOCKHOLDERS OF
Iron Mountain Records Management, Inc.       DAS-FT. LAUDERDALE



By /s/                                     By /s/
   -------------------------------            -------------------------------
Name __________________________               P. Douglas McCraw
Title ___________________________

STOCKHOLDERS OF DAS-MIAMI
                                              -------------------------------
                                              Alisa Jo Heyman Zecker

/s/                                           /s/
- ----------------------------------            -------------------------------
P. Douglas McCraw                             Sylvia Heyman


/s/                                           /s/
- ----------------------------------            -------------------------------
Fonda B. Furnish                              Lucretia Saraceno


/s/                                           /s/
- ----------------------------------            -------------------------------
Anthony S. Cushenberry                        Lorraine Saraceno


                                              /s/
- ----------------------------------            -------------------------------
Lawrence T. Einbinder                         Fred Saraceno

/s/                                           /s/
- ----------------------------------            -------------------------------
Roslyn D. Smith                               Burt and Mitzi Jones


/s/                                           /s/
- ----------------------------------            -------------------------------
David H. Mundy                                Fonda B. Furnish


                                              /s/
                                              -------------------------------
                                              Anthony S. Cushenberry


                                              /s/
                                              -------------------------------
                                              Lawrence T. Einbinder


                                              /s/
                                              -------------------------------
                                              Roslyn D. Smith


                                              /s/
                                              -------------------------------
                                              David H. Mundy